EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards, Tim Hanson (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces Improved 2003 Third-Quarter Results

CHARLOTTE, Michigan, Oct. 23, 2003 -- Spartan Motors, Inc. (Nasdaq: SPAR) today announced results for the third quarter ended Sept. 30, 2003, highlighted by the completion of key operating initiatives, continued momentum in orders for emergency-rescue vehicles, and an improvement in motorhome chassis sales.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said earnings per share were in line with consensus estimates. Spartan reported net earnings of $1.5 million, or $0.12 per diluted share, on net sales of $60.8 million for the third quarter of 2003, versus net earnings of $3.1 million, or $0.25 per diluted share, on net sales of $64.1 million for the same quarter of last year. The Company reported an operating cash flow of $6.0 million for the third quarter

Third-quarter results improved from a disappointing second quarter of 2003, when the Company reported a net loss from continuing operations of $0.2 million on sales of $55.1 million.

"We continue to see momentum in sales and orders for emergency-rescue vehicles and saw an improvement in RV sales and chassis orders," said John Sztykiel, chief executive officer of Spartan Motors. "The overall Class A diesel RV market is growing, with the low- to mid-level diesel segment experiencing the highest percentage gain. To capitalize on this opportunity and expand our reach in the diesel pusher market, we will be unveiling a new product at the upcoming RVIA (Recreational Vehicle Industry Association) show in December.

"On the operational front, we have completed two key initiatives that we began in the first quarter of this year. Those initiatives were the merger of our fire apparatus manufacturers under the Crimson Fire® brand and relocation of our Road Rescue® ambulance operations to Marion, South Carolina. The drive behind these initiatives is clear: to become the most-desired brands and the lowest-total-cost producer in the markets where we compete. With the completion of these initiatives, we have laid a strong foundation to increase production, improve efficiency and reduce expenses without sacrificing quality or service," Sztykiel said.

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Third-Quarter Operating Highlights

During the third quarter, consolidated sales were up 10.3 percent versus the second quarter of 2003, but down 5.1 percent compared to the third quarter of last year. Spartan said fire truck chassis sales posted a strong gain of 17.8 percent over the third quarter of 2002, partially offsetting the decline in motorhome chassis sales. The Company said third quarter motorhome chassis sales were up over the first two quarters of 2003.

Consolidated gross margin climbed to 15.1 percent, versus 12.8 percent for the second quarter of 2003. For the third quarter of 2002, consolidated gross margin was 17.8 percent. Operating expenses increased 6.2 percent for the quarter year over year, but were down 4.9 percent from the second quarter. The higher operating expenses in 2003 were primarily due to the consolidation of the Road Rescue plants and the merger of Crimson Fire operations. The Company had no long-term debt as of Sept. 30, 2003, and remains focused on managing working capital and building a cash reserve.

Spartan Chassis (SMC)

During the third quarter, sales of motorhome chassis increased 23.3 percent from the second quarter, but were below last year's record third-quarter levels.

"The Spartan brand is highly regarded in the RV market, and our task now is to sharpen our focus on reducing costs and developing new products, so we can leverage the strength of our brand to compete in the low- to mid-level market," Sztykiel said.

"The overall fire truck chassis market remains strong, as communities continue to upgrade their fire trucks in the wake of 9/11 and increased funding for Homeland Security. We remain on track to sell 500 fire truck chassis this year, the most ever in a single year, as we continue to benefit from strong demand and a fragmented market," Sztykiel said. "In addition, our fire truck chassis lineup is the strongest it has ever been, and we expect it to be even stronger in 2004, as we plan to unveil two new models in the first half of the year. Spartan Chassis is committed to being the industry leader in fire truck chassis--available to all OEMs."

Emergency Vehicle Team (EVTeam)

Spartan Motors said sales in its EVTeam segment, comprised of Crimson Fire and Road Rescue, dropped marginally in the third quarter versus the second quarter of 2003. The decline in sales for the EVTeam reflects the transition of its Road Rescue facility from St. Paul, Minn., to Marion S.C., and the merger of its Crimson Fire unit.

"Crimson Fire is progressing and will soon expand into the aerial market, which is an important step. Aerials are a significantly higher margin product, and can be likened to an SUV line for an automotive company. It is a critical part of top- and bottom-line growth, and we need to be competitive in it to stimulate overall growth of our vehicles," Sztykiel said. "We've hired Jim Salmi, a noted expert, to head up our aerial initiative. Jim was the chief engineer at Ladder Towers, Inc., the vice president of engineering and sales at Simon Ladder Towers and recently the general manager of American LaFrance Aerials before joining Crimson Fire. And we are already reaping the benefits with Crimson Fire signing up two new 'A' dealers during the third quarter, primarily because of our aerial initiative."

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Sztykiel continued: "The changes at Road Rescue and Crimson Fire are largely complete, and the foundation is in place. In order to maximize these investments, we need to increase our production output and step up our sales and marketing efforts. However, we have less than 20 units from our St. Paul facility that will be completed in Marion. This will affect Road Rescue's ability to be profitable in the fourth quarter, though 2004 is shaping up nicely with the backlog out over 10 months. Overall, Road Rescue has made great progress in its transition. Production of quality ambulances continues to ramp up, and the order rate remains strong, up 37.7 percent since the beginning of the year.

Spartan Profit and Return (SPAR)/Backlog

Spartan Motors generated $6.0 million in operating cash flow during the third quarter, a significant improvement over the $2.2 million in operating cash flow the Company generated during the second quarter of 2003. On a consolidated basis, Spartan posted a return on invested capital(1) of 9.4 percent in the third quarter of 2003, versus a negative return on invested capital of 1.6 percent in the prior quarter.

Consolidated backlog was $83.8 million as of September 30, 2003 -- an increase of 9.7 percent over the backlog level at June 30, 2003. The Company said the backlog increase was driven by orders for Road Rescue ambulances and motorhome chassis.

"While we continue to face challenges, overall Spartan Motors is in a great position. From operations to finance, from sales and marketing to manufacturing, we are in a better position now than any time in our recent history," Sztykiel said. "I'm looking forward to unveiling our new low- to mid-level chassis for the motorhome market and launching our new aerial initiative. The emergency-rescue consolidations are behind us and we are now focused on top- and bottom-line growth."

Third Quarter Earnings Web Cast

Spartan Motors will host a conference call at 10:00 a.m. Eastern Time today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp. A replay of the call will be available through Monday, November 10, 2003.

(1) The Company defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names -- Spartan®, Crimson Fire® and Road Rescue® -- are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs approximately 700 at facilities in Michigan, South Dakota, Alabama and South Carolina and is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

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The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company is "on track" toward a particular result, or similar statements. Accounting estimates are inherently forward-looking. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2003 $-000-	December 31, 2002 $-000-
ASSETS
Current assets:
Cash and cash equivalents	$15,409	$8,082
Accounts receivable, net	23,715	28,823
Inventories	30,270	25,205
Taxes receivable	269	-
Other current assets	4,341	4,751
Current assets of discontinued operations	242	307
Total current assets	74,246	67,168

Property, plant and equipment, net	15,005	15,155
Goodwill, net	4,543	4,543
Other assets	1,355	1,446

Total assets	$95,149	$88,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,433	$15,940
Other current liabilities and accrued expenses	2,399	2,202
Accrued warranty	2,568	2,768
Taxes on income	-	1,412
Accrued vacation, compensation and related taxes	3,516	5,449
Deposits from customers	4,854	4,098
Current liabilities of discontinued operations	-	9
Total current liabilities	33,770	31,878

Long-term debt, less current portion	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	121	120
Additional paid in capital	31,915	30,776
Retained earnings	29,343	25,538
Total shareholders' equity	61,379	56,434

Total liabilities and shareholders' equity	$95,149	$88,312

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended September 30, 2003 and 2002

	September 30, 2003		September 30, 2002
	$-000-%		$-000-%

Sales	60,780		64,065
Cost of Sales	51,629		52,657
Gross Profit	9,151	15.1	11,408	17.8

Operating Expenses:
Research and Development	1,800	3.0	1,750	2.7
Selling, General and Administrative	5,229	8.6	4,869	7.6
Total Operating Expenses	7,029	11.6	6,619	10.3

Operating Income	2,122	3.5	4,789	7.5

Other Income (Expense):
Interest Expense	(62)	(0.1)	(86)	(0.1)
Interest and Other Income	75	0.1	287	0.4
Total Other Income (Expense)	13	0.0	201	0.3

Earnings before Taxes	2,135	3.5	4,990	7.8

Taxes	673	1.1	1,745	2.7

Net Earnings from Continuing Operations	1,462	2.4	3,245	5.1

Discontinued Operations:
Loss on Disposal of Carpenter	-	0.0	(108)	(0.2)

Net Earnings	1,462	2.4	3,137	4.9

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.12		0.27
Discontinued Operations:
Loss on Disposal of Carpenter	-		(0.01)
Basic Net Earnings per Share	0.12		0.26

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.12		0.26
Discontinued Operations:
Loss on Disposal of Carpenter	-		(0.01)
Diluted Net Earnings per Share	0.12		0.25

Basic Weighted Average Common Shares Outstanding	12,121		11,918

Diluted Weighted Average Common Shares Outstanding	12,385		12,563

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Nine Months Ended September 30, 2003 and 2002

	September 30, 2003		September 30, 2002
	$-000-%		$-000-%

Sales	176,315		196,099
Cost of Sales	150,551		160,829
Gross Profit	25,764	14.6	35,270	18.0

Operating Expenses:
Research and Development	5,403	3.1	5,405	2.8
Selling, General and Administrative	16,036	9.0	15,732	8.0
Total Operating Expenses	21,439	12.1	21,137	10.8

Operating Income	4,325	2.5	14,133	7.2

Other Income (Expense):
Interest Expense	(231)	(0.1)	(301)	(0.2)
Interest and Other Income	337	0.1	339	0.2
Total Other Income (Expense)	106	0.0	38	0.0

Earnings before Taxes	4,431	2.5	14,171	7.2

Taxes	1,100	0.6	4,957	2.5

Net Earnings from Continuing Operations	3,331	1.9	9,214	4.7

Discontinued Operations:
Gain on Disposal of Carpenter	1,465	0.8	270	0.1

Net Earnings	4,796	2.7	9,484	4.8

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.28		0.81
Discontinued Operations:
Gain on Disposal of Carpenter	0.12		0.02
Basic Net Earnings per Share	0.40		0.83

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.27		0.78
Discontinued Operations:
Gain on Disposal of Carpenter	0.12		0.02
Diluted Net Earnings per Share	0.39		0.80

Basic Weighted Average Common Shares Outstanding	12,104		11,400

Diluted Weighted Average Common Shares Outstanding	12,425		11,899